UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

December 15, 2005

Date of Report (Date of earliest event reported)

DJ ORTHOPEDICS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-16757	33-0978270
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2985 Scott Street Vista, California	92081
(Address of principal executive offices)	(Zip Code)

(800) 336-5690

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

                On December 15, 2005, dj Orthopedics, Inc.’s subsidiary, dj Orthopedics, LLC, signed a definitive agreement to acquire the shares, and repay certain obligations, of Newmed SAS (“Newmed”) for cash payments aggregating 13 million Euro (approximately $15.6 million).  The stockholders of Newmed from whom dj Orthopedics will purchase the shares are a private equity firm in France and several individuals, most of whom are members of the management of Newmed.  The sellers who are in the management of Newmed could also receive up to an additional 1 million Euro (approximately $1.2 million) based on achievement of certain revenue targets for 2006.  The transaction is expected to close in early January 2006.  Newmed, through wholly-owned subsidiaries in France and Spain, operating under the trade name Axmed, is engaged in the design, manufacture and sale of orthopedic rehabilitation devices including rigid knee braces and soft goods. A copy of the share purchase agreement and a press release announcing the transaction are filed as Exhibit 10.1 and Exhibit 99.1, respectively, to this Current Report.

Item 9.01. Financial Statements and Exhibits.

(c)       Exhibits.

Exhibit No.	Document
10.1	Share purchase agreement by and among dj Orthopedics, LLC, and the Stockholders of Newmed.

99.1	Press release dated December 15, 2005 relating to dj Orthopedics, Inc.’s agreement to acquire the shares of Newmed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DJ ORTHOPEDICS, INC.

(Registrant)

Date:	December 16, 2005	BY:	/s/ DONALD M. ROBERTS
Donald M. Roberts
Senior Vice President, General Counsel and Secretary